Exhibit 4.02

CLOUDERA, INC.
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is made as of the 28 day of March, 2017, by and among Cloudera, Inc., a Delaware corporation (the “Company”), the holders of shares of Series A Preferred Stock (the “Series A Preferred Stock”) listed on Schedule A hereto, each of which is herein referred to as a “Series A Holder,” the holders of shares of Series B Preferred Stock (the “Series B Preferred Stock”) listed on Schedule B hereto, each of which is herein referred to as a “Series B Holder,” the holders of Series C Preferred Stock (the “Series C Preferred Stock”) listed on Schedule C hereto, each of which is herein referred to as a “Series C Holder,” the holders of Series D Preferred Stock (the “Series D Preferred Stock”) listed on Schedule D hereto, each of which is herein referred to as a “Series D Holder,” the holders of Series E Preferred Stock (the “Series E Preferred Stock”) listed on Schedule E hereto, each of which is herein referred to as a “Series E Holder,” the holders of shares of Series F Preferred Stock (the “Series F Preferred Stock”) listed on Schedule F hereto, each of which is herein referred to as a “Series F Holder”, and the holders of shares of Series F-1 Preferred Stock (the “Series F-1 Preferred Stock”) listed on Schedule F‑1 hereto, each of which is herein referred to as a “Series F-1 Holder” and together with the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, the Series E Holders, and the Series F Holders, the “Investors,” and each of the stockholders listed on Schedule G hereto, each of whom is referred to herein as a “Key Holder.” This Agreement is contingent upon and effective as of the date of the consummation of the IPO (as defined below) (the “Effective Date”).
RECITALS
WHEREAS, the Company, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, the Series E Holders, the Series F Holders, the Series F-1 Holders and the Key Holders have entered into an Amended and Restated Investor Rights Agreement dated as of March 24, 2014 (the “Existing Investor Rights Agreement”) and desire to amend and restate the Existing Investor Rights Agreement in accordance with Section 6.6 thereof;
WHEREAS, the Company and the Series F-1 Holders previously executed a Series F-1 Preferred Stock Purchase Agreement on March 24, 2014 (the “Series F-1 Purchase Agreement”); and
WHEREAS, the Investors, the Key Holders and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Definitions. For purposes of this Agreement:
1.1    “Acquisition” means, with respect to any entity, any (a) sale of all or substantially all of the assets of such entity, or (b) merger, sale of stock of other similar transaction in which the stockholders of such entity immediately prior to the transaction do not, by virtue of the continued holding or conversion of their stock of such entity immediately before the transaction, continue to own a majority of the outstanding voting shares of the capital stock of such entity or the surviving corporation immediately after the transaction, or (c) sale or exclusive license of all or substantially all of such entity’s intellectual property
1.2    “Affiliate” means, with respect to any specified Person, any other Person who is a partner, limited partner, member or shareholder of such Person or who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. In the case of Fidelity, T. Rowe or Wellington, any mutual funds or similar pooled vehicles or accounts that are controlled by, under common control with, managed or advised by the same management company or registered investment advisor (or an affiliate of such management company or registered investment advisor) as Fidelity, T. Rowe or Wellington, as applicable, with respect to beneficially owning the Company’s securities, shall be an “Affiliate” of Fidelity, T. Rowe or Wellington, as applicable, for purpose hereof.
1.3    “Brookside” means Brookside Capital Partners Fund, L.P.
1.4    “Board Designee” means any employee of Intel or its controlled Affiliates that serves as a member of the board of directors or similar body of the investee company and/or right or power of Intel or its controlled Affiliates to elect or effectively designate any member of the board of directors or similar body of the investee company.
1.5    “Common Stock” means shares of the Company’s common stock, par value $0.00005 per share.
1.6    “Commercial Agreement” means that certain Collaboration and Optimization Agreement between the Company and Intel, dated March 24, 2014.
1.7    “Company Competitor” means (i) each of Hortonworks, Mapr and Pivotal; (ii) each of up to the three (3) other companies that offer a Hadoop Solution as may be set forth on the list attached hereto as Schedule 1.7 (the “Company Competitor List”), which the Company may update from time to time in writing as to one (1) company at a time, but not more often than once in a 120 day period (with the first update to be provided no earlier than 120 days after the date hereof), provided that the number of companies on such Company Competitor List shall not exceed three (3) (i.e. if the Company Competitor List already included three (3) companies, any addition must be offset by a deletion); and (iii) any company that offers their own internally developed Hadoop Solution or whose express purpose is reselling a Hadoop Solution; provided that for purposes of clause (iii) only the offerings of Hortonworks, Mapr, Pivotal, Amazon EMR, IBM BigInsights are examples of Hadoop Solutions, while (x) the offerings of MongoDB and DataStax, (y) applications that run on top of a Hadoop Solution and (z) where the principal purpose of a combined offering is targeted at a specific vertical or a purpose-built solution (as opposed to a generic data solution), an application of the type covered in clause (y) with an embedded Hadoop Solution, are not examples of a Hadoop Solution. For the avoidance of doubt, a company may become a Company Competitor after the date that Intel or any controlled Affiliate of Intel has made an investment in such company by way of (a) direct investment by Intel that pre-dated the time that they became a Company Competitor, (b) investment by a company in which Intel has an investment in a Company Competitor, so long as any representative of Intel or any controlled Affiliate of Intel who sits on the board of such company was recused from the decision to make such investment; (c) acquisition by Intel of a company that was invested in Company Competitor prior to such acquisition (which investment was not made in contemplation of an acquisition by Intel or its controlled Affiliates), or (d) acquisition by a Company Competitor of a company in which Intel has made an investment, so long as any representative of Intel or any controlled Affiliate of Intel who sits on the board of such company was recused from the decision to make such investment.
1.8    “Competitor Investment” means a direct or indirect investment made or held by Intel or its controlled affiliates (including Intel Capital) of equity securities issued by a Company Competitor including any purchase or acquisition of a Company Competitor’s business or assets; provided, however, that notwithstanding the foregoing, if and to the extent that a company becomes a Company Competitor after the date in which Intel or any controlled Affiliate of Intel has directly or indirectly made an investment in such company, such investment will not be considered a Competitor Investment, regardless of the percentage ownership held by Intel or its controlled Affiliates in such company, if and to the extent that: (i) if a representative of Intel or any controlled Affiliate of Intel sits on the board of directors of such company, he or she resigns within a reasonable period of time of receipt of a written request from the Company and is replaced by an director that is independent of Intel and is acceptable to each of Intel, the Company and the Company Competitor; (ii) Intel uses commercially reasonable best efforts to ensure that any public disclosure by Intel or the Company Competitor does not include specific reference to the Intel investment in such company, subject in all cases to any legal disclosure obligations of either Intel or such Company Competitor; and (iii) Intel does not establish or renew a commercial or strategic relationship (beyond what is contemplated by the pre-existing financial investment terms) with the Company Competitor, and terminates as soon as permitted (e.g., for convenience) any pre-existing commercial or strategic relationship (it being understood that the financial investment terms are excepted), provided that such relationship shall not be considered a Competitor Investment in respect of this clause (iii) until the date that is ninety (90) days from receipt by Intel of a valid written request for termination from the Company; and provided further that Intel shall notify the Company (in accordance with Section 6.5) from time to time of the existence of any investment in a Company Competitor, irrespective of whether a Competitor Investment pursuant to this Section 1.8.
1.9    “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.12    “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
1.13    “Fidelity” means the Fidelity entities listed on Schedule F hereto.
1.14    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.15    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.16    “Fully Diluted Capitalization” means the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding Preferred Stock and other Derivative Securities but excluding any shares reserved but not issued or granted under the Company’s stock option plan).
1.17    “GAAP” means generally accepted accounting principles in the United States.
1.18    “Hadoop Solution” means a data management platform comprised of Apache HDFS and MapReduce (or similar distributed file system and distributed data processing software technologies in combination), packaged together with other open source projects or closed source projects, curated and delivered to customers as a platform or distribution.
1.19    “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.20    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
1.21    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.22    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
1.23    “Intel” means Intel Corporation.
1.24    “Intel Capital” means Intel Capital.
1.25    “Intel Confidentiality Agreement” means that certain Confidentiality Agreement, between the Company and Intel, dated March 24, 2014.
1.26    “Intel Designee” means any member of the Company’s Board of Directors that Intel is entitled to elect or designate pursuant to any agreement between the Company and Intel or otherwise.
1.27    “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.
1.28    “Major Holder” means (i) any other Investor that, individually or together with such Investor’s Affiliates, holds at least 2,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) each of Fidelity, T. Rowe and Wellington, together with their respective Affiliates, so long as they hold Registrable Securities. Notwithstanding the foregoing, In-Q-Tel, Inc. (“IQT”) shall, for so long as IQT is a holder of Registrable Securities, have the right to purchase up to its Pro Rata Share of New Securities offered by the Company, with such Pro Rata Share calculated in accordance with Section 4 of this Agreement, and pursuant and subject to the terms and conditions set forth in Section 4 of this Agreement as if IQT were deemed a Major Holder for purposes of this Agreement. IQT shall not be deemed to be a Major Holder with respect to any other rights, provisions or approval requirements set forth in this Agreement.
1.29    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.30    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.31    “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and/or the Series F-1 Preferred Stock, as defined above.
1.32    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.10,

3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) (ii) and (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.
1.33    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
1.34    “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time).
1.35    “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.
1.36     “SEC” means the Securities and Exchange Commission.
1.37    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.38    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.39    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.40    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
1.41    “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Company’s Restated Certificate.
1.42    “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect pursuant to the Company’s Restated Certificate.
1.43    “Series F Purchase Agreement” means that certain Series F Preferred Stock Purchase Agreement dated February 5, 2014 by and among the Company and the purchasers identified therein.
1.44    “T. Rowe” means the T. Rowe entities listed on Schedule F hereto.
1.45     “Wellington” means the Wellington entities listed on Schedule F hereto.

2.    Registration Rights. The Company covenants and agrees as follows:
2.1    Demand Registration.
(a)    Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement if the anticipated aggregate offering price (exclusive of underwriters’ discounts and commission) would exceed $15 million, then the Company shall, (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(d) and Section 2.3.
(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(d) and Section 2.3.
(c)    Special Intel S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Intel that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of Intel or its Affiliates to be sold in a firmly underwritten, public offering with underwriters reasonably acceptable to the Company (it being understood that a “bulge bracket” underwriter with significant underwriting business with respect to high technology companies shall be deemed to be reasonable for the purposes of this Section 2.1(c)), then the Company shall as soon as practicable, and in any event within forty-five (45) days after the date such request is given by Intel, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by Intel, subject to the limitations of Section 2.1(d) and Section 2.3 (a “Registered Intel Offering”). Except for Affiliates of Intel, no other Holder shall be entitled to notice thereof nor shall any other Holder have a right to request inclusion of securities in such registration pursuant to Section 2.1, Section 2.2 or otherwise. Notwithstanding anything to the contrary in this Agreement, none of the shares of Common Stock held by Intel or its Affiliates will be deemed Key Holder

Registrable Securities for purposes of this Section 2.1(c) and none of the shares of Common Stock held by Intel or its Affiliates will be excluded from being treated as Registrable Securities for purposes of this Section 2.1(c).
(d)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided, further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.
(e)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(c) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected one registration pursuant to Section 2.1(c) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(e) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to a demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(e).
2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders but excluding a registration effected pursuant to Section 2.1(c)) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.
2.3    Underwriting Requirements.
(a)    If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders (except in the case of a registration pursuant to Section 2.1(c), in which case the underwriter(s) will be selected in accordance with such section). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering (an “Underwriter Cutback”), then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities may not be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)    For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided, further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.
2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period if and only if the Company is not an “emerging growth company” (as defined in the Jump Start Our Business Startup Act of 2012), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to an IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
2.12    Restrictions on Transfer.
(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
(b)    Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE

COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.
(c)    The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
(d)    Following an IPO, (i) other than pursuant to any registered, firmly underwritten, public offering with lead underwriter(s) reasonably satisfactory to the Company (it being understood that a “bulge bracket” underwriter with significant underwriting business with respect to high technology companies shall be deemed reasonable) in which the amount of securities offered is subject to an Underwriter Cutback that limits the number of shares to be sold by Intel and its Affiliates in the offering (if requested by the underwriters), Intel will limit its and its Affiliates’ public trading of the Company’s securities to the volume limitations under subsection (e) of SEC Rule 144 (to the extent such provision is applicable to Intel or the Intel Designee), (ii) Intel will comply with, and will cause its Affiliates to comply with, any insider trading policy applicable to the Intel Designee to the same extent as such policy applies to the Intel Designee, (iii) Intel will not, and will cause its Affiliates not to, trade in the Company’s securities while in possession of material non-public information regarding the Company, (iv) Intel will otherwise comply with all other securities laws with respect to its shares of the Company’s stock.
2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earlier to occur of:
(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate; and
(b)    when all of such Holder’s Registrable Securities could be sold without restriction in any ninety (90) day period under SEC Rule 144.
2.14    [Reserved].
3.    Information and Observer Rights.
3.1    Delivery of Financial Statements. The Company shall deliver to each Major Holder and to Brookside so long as Brookside is not a Major Holder:
(a)    for fiscal year 2013, no later than October 31, 2014 and for successive years, as soon as practicable, but in any event within one hundred twenty (120) days after the end of each such fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company and (iv) a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the applicable period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit each Major Holder to calculate the percentage equity ownership of such Major Holder (a “Capitalization Statement”);
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first four (4) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP) and (ii) a Capitalization Statement;
(c)    as soon as practicable, but in any event within thirty (30) days of the end of each month, unaudited statements of income and cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(d)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”),

prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;
(e)    with respect to the financial statements called for in Section 3.1(a), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements fairly present the financial condition of the Company and its results of operation for the periods specified therein; and
(f)    Such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Holder may from time to time reasonably request, including without limitation (i) information relating to accounting or securities law matters required by any Major Holder in connection with its audit and (ii) the actual holdings of such Major Holder’s accounts, including in relation to the total outstanding shares; provided, however, that the Company shall not be obligated under this Section 3.1(f) to provide information (A) that the Company reasonably determines in good faith to be a trade secret or confidential information including, at any time after the IPO, any material nonpublic information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel. These rights expire with respect to a Major Holder once such Major Holder (i.e. T. Rowe, Fidelity or Wellington) holds no securities of the Company that are restricted under the Securities Act.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
3.2    Inspection. The Company shall permit each Major Holder (provided that the Board of Directors has not reasonably determined that such Major Holder is a competitor of the Company, it being understood that none of T. Rowe, Fidelity or Wellington is a competitor), at such Major Holder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Holder and shall provide to Fidelity copies of any presentations prepared for the Board of Directors at the request of Fidelity; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3    Observer Rights.
(a)    As long as Meritech Capital Partners III (“Meritech”) owns not less than twenty percent (20%) of the shares of the Series C Preferred Stock that it purchased pursuant to that certain Series C Preferred Stock Purchase Agreement dated October 26, 2010, by and among the Company and the purchasers identified therein (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Meritech to attend all meetings of its Board of Directors, including executive sessions and meetings of committees of the Board of Directors, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board of Directors determines in good faith, upon the advice of counsel, that is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel or prevent disclosure of trade secrets. The Company shall reimburse the Meritech representative for documented reasonable out-of-pocket expenses incurred by such individual in connection with the attendance of meetings of the Company’s Board of Directors.
(b)    As long as Ignition Venture Partners IV, L.P. and its affiliated funds (“Ignition”) owns not less than twenty percent (20%) of the shares of the Series D Preferred Stock that it purchased pursuant to that certain Series D Preferred Stock Purchase Agreement dated November 7, 2011, by and among the Company and the purchasers identified therein (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Ignition to attend all meetings of its Board of Directors, including executive sessions and meetings of committees of the Board of Directors, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board of Directors determines in good faith, upon the advice of counsel, that is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel or prevent disclosure of trade secrets. The Company shall reimburse the Ignition representative for documented reasonable out-of-pocket expenses incurred by such individual in connection with the attendance of meetings of the Company’s Board of Directors.
(c)    As long as T. Rowe owns not less than twenty percent (20%) of the shares of the Series F Preferred Stock it is purchasing under the Series F Purchase Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of T. Rowe to attend all meetings of its Board of Directors, including executive sessions and meetings of committees of the Board of Directors, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board of Directors determines in good faith, upon the advice of counsel, that is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel or prevent disclosure of trade secrets. The Company shall reimburse the T. Rowe representative for documented reasonable out-of-pocket expenses incurred by such individual in connection with the attendance of meetings of the Company’s Board of Directors.
3.4    Termination of Information and Observer Rights.
(a)    The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (i) immediately before (but contingent upon) the consummation of the IPO (subject to the survival after the consummation of the IPO of Section 3.1(f) in accordance with its terms) or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate, whichever event occurs first.
(b)    Intel hereby irrevocably waives, and agrees to cause each of its controlled Affiliates to irrevocably waive, any information or inspection rights that Intel may have with respect to the Company as a result of this Agreement, the Series F-1 Purchase Agreement, or otherwise (the “Intel Information Rights”), and all such rights shall automatically terminate, effective upon (i) a Competitor Investment, or (ii) a material breach of the Commercial Agreement by Intel that has not been cured within the applicable period as set forth in the Commercial Agreement or a termination of the Commercial Agreement by Intel (unless such termination by Intel is due to a breach by the Company for which the Commercial Agreement permits Intel a termination right); provided that in the case of both (i) and (ii), Intel and its Representatives shall be entitled to retain Confidential Information that is necessary for reporting purposes, including Intel’s unaudited quarterly financial reporting and Intel financial statement reporting in accordance with GAAP and for audit purposes, whether internal audits or with respect to Intel’s independent public accountants, so long as such retained Confidential Information is used only for the purpose described in this proviso, and provided further that, if requested by Intel, the Company will provide quarterly and annual financial statements to a bona fide third party valuation firm for purposes of valuing Intel’s investment in the Company, subject to reasonable confidentiality restrictions (which shall not permit sharing for such financial statements or the details with Intel or its Affiliates); it being understood that any such request will not be made more than once annually. In addition, all Intel Information Rights shall be automatically suspended for so long as the Company reasonably determines in good faith that there may exist a material conflict of interests between the Company or its stockholders, on the one hand, and Intel and/or its Affiliates, on the other hand, with respect to such information..
4.    Rights to Future Stock Issuances.
4.1    Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Holder. A Major Holder shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)    The Company shall give notice (the “Offer Notice”) to each Major Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Holder bears to the Fully Diluted Capitalization (such amount, a “Pro Rata Share”). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Holders were entitled to subscribe but that were not subscribed for by the Major Holders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c); provided that the periods of this Section 4.1(b) shall be deemed modified, solely with respect to Intel, as required to provide any cure period contemplated by Section 4.3 hereof.
(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Holders in accordance with this Section 4.1.
(d)    The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Restated Certificate); (ii) New Securities issued pursuant to a bona fide acquisition of another entity by the Corporation by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent of the outstanding equity securities of, the other entity, or issued pursuant to a joint venture agreement, provided that such issuances are approved by the Board (an “acquisition by the

Company”); (iii) shares of Common Stock issued in the IPO; and (iv) the issuance of shares of Series F-1 Preferred Stock to Intel pursuant to Section 4.3.
(e)    In the event that the right of first offer in this Section 4.1 is waived pursuant to Section 6.6 hereof with respect to an issuance of New Securities by the Company, and any Major Holder that consented to such waiver pursuant to Section 6.6 (a “Waiving Major Holder”) is nevertheless permitted to purchase any such New Securities, each Major Holder that is not a Waiving Major Holder shall be entitled to purchase its Adjusted Pro Rata Share (as defined below) of such New Securities upon the terms and conditions set forth in this Section 4.1. For purposes of this Section 4.1(e), a Major Holder’s “Adjusted Pro Rata Share” of the New Securities subject to the waiver described herein shall be equal to (i) such Major Holder’s Pro Rata Share of such New Securities multiplied by (ii) the highest percentage (up to 100%) of any Waiving Major Holder’s Pro Rata Share that such Waiving Major Holder is permitted to purchase. For example, if only one Waiving Major Holder is permitted to purchase any New Securities and it is permitted to purchase 50% of its Pro Rata Share of the New Securities, each Major Holder’s Adjusted Pro Rata Share shall be 50% of its Pro Rata Share. For another example, if one Waiving Major Holder is permitted to purchase 60% of its Pro Rata Share and another Waiving Major Holder is permitted to purchase 110% of its Pro Rata Share, each Major Holder’s Adjusted Pro Rata Share shall be 100% of its Pro Rata Share.
4.2    Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of a QPO (as defined in the Company’s Restated Certificate) or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate.
4.3    [Reserved].
4.4    [Reserved].
5.    Additional Covenants.
5.1    Insurance. The Company shall use its commercially reasonable efforts to maintain its Directors and Officers liability insurance covering the directors and officers of the Company, in an amount and on terms and conditions satisfactory to the Board of Directors, until such time as the Board of Directors determines that such insurance should be discontinued.
5.2    Employee Agreements. The Company will cause each person now or hereafter employed by it or one of its subsidiaries (or engaged by the Company or one of its subsidiaries as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, substantially in the form attached hereto as Exhibit A.
5.3    Employee Stock. Unless otherwise approved by the Board of Directors, including the Series A Director and Series B Director, all employees and consultants/independent contracts hired or engaged by the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve

(12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. In addition, the Company shall retain a “right of first refusal” with respect to such stock and shall have the right to repurchase unvested shares, if any, at cost upon termination of employment of such employee, consultant or independent contractor.
5.4    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least monthly in accordance with an agreed-upon schedule. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.
5.5    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Restated Certificate, or elsewhere, as the case may be.
5.6    Bad Actor Status. The Company will notify the Investors promptly in writing in the event a “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) becomes applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.
5.7    [Reserved].
5.8    Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.5, shall terminate and be of no further force or effect (i) immediately before the consummation of an IPO or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate, whichever event occurs first.
6.    Miscellaneous.
6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 200,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
6.2    Governing Law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.
6.3    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the Schedules hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be sent to 1001 Page Mill Road, Building 2, Palo Alto, CA 94304, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be given to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: David A. Bell.
6.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least 66% of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided, further, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and provided, further, that any amendment or waiver that expressly changes or waives the rights or obligations of a Major Holder in a manner that is adverse and different from any other Major Holder shall require the written consent of the affected Major Holder; provided, further, that any amendment or waiver that expressly changes or waives the rights or obligations of Brookside under Section 3.1 in a manner that is adverse and different from the Major Holders shall require the written consent of Brookside. Notwithstanding the foregoing, (i) the provisions of Section 3.3(a) may be amended and the observance of Section 3.3(a) may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Meritech or its affiliates, (b) the provisions of Section 3.3(b) may be amended and the observance of Section 3.3(b) may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Ignition or its affiliates, and (c) the provisions of Section 3.3(c) may be amended and the observance of Section 3.3(c) may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of T. Rowe. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the consent of (x) Fidelity, T. Rowe and Wellington shall be required for any amendments or waivers of Sections 1.17, 2.11, 3 and this sentence, in any manner that adversely affects Fidelity, T. Rowe and Wellington with respect to such provisions, (y) both (i) the holders of at least a majority of then-outstanding shares of Series F Preferred Stock (voting as a separate series) and (ii) for so long as either holds at least 75% of the shares of Series F Preferred Stock purchased by them under the Series F Purchase Agreement as of February 5, 2014, either one of the two Series F Required Voters (as defined in the Series F Purchase Agreement), shall be required for any amendment or waiver of Section 4 in any manner that adversely affects the Series F Preferred Stock with respect to such provisions and (z) Intel shall be required for any amendment, waiver or termination of Sections 1, 2, 3, 4, and 5.7 that adversely affects Intel with respect to such provisions. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series F Preferred Stock after the date hereof in accordance with the Series F Purchase Agreement, any purchaser of such shares of Series F Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. The Existing Investors Rights Agreement is hereby amended, restated and superseded hereby in its entirety and shall be of no further force or effect.
6.11    Dispute Resolution. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 6.5 of this Agreement or below the signature of such party.
6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
6.13    Acknowledgment.
(a)    The Company acknowledges that the Investors are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

(b)    The Company acknowledges that the Investors and their Affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall:
(i)    have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and
(ii)    solely in connection with making investment decisions, to the fullest extent permitted by law, have no duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue constitutes material non-public information concerning the Company.
Notwithstanding anything in this Section 6 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company. For the purposes of this Section 6, “Covered Persons” shall have the meaning set forth in the Company’s Restated Certificate.
[Signatures Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

CLOUDERA, INC.

By:	/s/ Jim Frankola
Jim Frankola
CFO

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

INTEL COPRORATION

By:	/s/ Abhay Gadkari

Name:	Abhay Gadkari

Title:	Authorized Signatory

Address:	Intel Corporation
c/o Intel Capital Corporation
attn.: Intel Capital Portfolio Manager
2200 Mission College Blvd., M/S RN6-59
Santa Clara, CA 95054-1596
Fax Number: (408) 653-6796
With a copy, which shall not constitute notice, by e-mail to:
portfolio.manager@intel.com

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Accel X L.P.
By: Accel X Associates L.L.C.
Its: General Partner

By:	/s/ Tracey Sedlock
Attorney in Fact

Accel X Strategic Partners L.P.
By: Accel X Associates L.L.C.
Its: General Partner

By:	/s/ Tracey Sedlock
Attorney in Fact

Accel Investors 2008 L.L.C.

By:	/s/ Tracey Sedlock
Attorney in Fact

Attn: Ping Li and Rich Zamboldi
Accel Partners
428 University Avenue
Palo Alto, CA 94301
(650) 614‑4800

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Accel Growth Fund II L.P.
By: Accel Growth Fund II Associates L.L.C.
Its General Partner

By:	/s/ Tracey Sedlock
Attorney in Fact

Accel Growth Fund II Strategic Partners L.P.
By: Accel Growth Fund II Associates L.L.C.
Its General Partner

By:	/s/ Tracey Sedlock
Attorney in Fact

Accel Growth Fund Investors 2012 L.L.C.

By:	/s/ Tracey Sedlock
Attorney in Fact

Attn: Ping Li and Rich Zamboldi
Accel Partners
428 University Avenue
Palo Alto, CA 94301
(650) 614‑4800

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

GREYLOCK XII LIMITED PARTNERSHIP

By:	Greylock XII GP LLC, its General Partner

By:	/s/ Donald A. Sullivan

Donald A. Sullivan
Title: Administrative Partner

GREYLOCK XII‑A LIMITED PARTNERSHIP

By:	Greylock XII GP LLC, its General Partner

By:	/s/ Donald A. Sullivan

Donald A. Sullivan
Title: Administrative Partner

GREYLOCK XII PRINCIPALS LLC

By:	Greylock Management Corporation,
Sole Member

By:	/s/ Donald A. Sullivan

Donald A. Sullivan
Title: Treasurer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned (“Investor”) executes this counterpart signature page to that certain Amended and Restated Investor Rights Agreement, dated as of March 28, 2017 (the “Agreement”).
Investor agrees to be bound by all of the terms and conditions of the Agreement as an Investor (with respect to all shares of Preferred Stock, par value $0.00005 per share, of the Company held by Investor as of the date hereof) and as a Key Holder (with respect to all shares of Common Stock, par value $0.00005 per share, of the Company held by Investor as of the date hereof), including, without limitation, the provisions of Section 2.11 “Market Stand-off” Agreement and 2.12 Restrictions on Transfer of the Agreement, with respect to all securities held by Investor listed below.

INVESTORS:

INTEL CORPORATION

By:	/s/ Abhay Gadkari

Name:	Abhay Gadkari

Title:	Authorized Signatory

Address:	Intel Corporation
c/o Intel Capital Corporation
attn.: Intel Capital Portfolio Manager
2200 Mission College Blvd., M/S RN6-59
Santa Clara, CA 95054-1596
Fax Number: (408) 653-6796

With a copy, which shall not constitute notice, by e-mail to:
portfolio.manager@intel.com

Date:	03/28/2017

With respect to:
4,320,697 shares of Common Stock
2,988,629 shares of Series A Preferred Stock
3,043,433 shares of Series B Preferred Stock
844,564 shares of Series C Preferred Stock
928,693 shares of Series D Preferred Stock
745,143 shares of Series E Preferred Stock

[Counterpart Signature Page to the Cloudera, Inc. Amended and Restated Investor Rights Agreement]

SCHEDULE 1.7
COMPANY COMPETITOR LIST
None.

SCHEDULE A
SERIES A HOLDERS

Name	Number of Shares of Series A Preferred Stock Held
Accel X L.P.	9,315,912
Accel X Strategic Partners L.P.	705,950
Accel Investors 2008 L.L.C.	974,256
Clear Sailing Group V, LLC	25,872
David des Jardins	336,350
Caterina Fake	25,872
Sterling Trust Company, Custodian FBO David Gerster, account #02055229	51,746
GreenRose LP-Fund 1	336,350
Youssri Helmy & Fatma Abdelhalim Trust DTD 6/24/2008	51,746
Qi Lu	77,618
Marten Mickos	129,366
In Sik Rhee	77,618
TWB Investment Partnership II, LP	51,746
Jeff Weiner	336,350
Richard Williams	103,492
Gideon Yu	336,350
TOTAL	12,936,594

SCHEDULE B
SERIES B HOLDERS

Name and Address	Number of Shares of Series B Preferred Stock Held
Accel X L.P. 428 University Avenue Palo Alto, CA 94301	1,477,926
Accel X Strategic Partners L.P. 428 University Avenue Palo Alto, CA 94301	111,996
Accel Investors 2008 L.L.C. 428 University Avenue Palo Alto, CA 94301	154,562
Greylock XII Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	9,036,942
Greylock XII-A Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	1,004,104
Greylock XII Principals LLC 2550 Sand Hill Road Menlo Park, CA 94025	528,476
TOTAL	12,314,006

SCHEDULE C
SERIES C HOLDERS

Name and Address	Number of Shares of Series C Preferred Stock Held
Meritech Capital Partners III L.P. 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	3,774,908
Meritech Capital Affiliates III L.P. 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	68,802
Accel X L.P. 428 University Avenue Palo Alto, CA 94301	2,257,580
Accel X Strategic Partners L.P. 428 University Avenue Palo Alto, CA 94301	171,074
Accel Investors 2008 L.L.C. 428 University Avenue Palo Alto, CA 94301	236,096
Greylock XII Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	1,666,564
Greylock XII-A Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	185,172
Greylock XII Principals LLC 2550 Sand Hill Road Menlo Park, CA 94025	97,458
In-Q-Tel, Inc. 2107 Wilson Blvd., Suite 1100 Arlington, VA 22201	372,994
SC-NGU LLC 20640 Third Street, #42 Saratoga, CA 95070	37,298

Name and Address	Number of Shares of Series C Preferred Stock Held
H. Barton Co-Invest Fund, LLC c/o KLH & Associates 135 Main Street, 9th Floor San Francisco, CA 94105	37,298
TWB Investment Partnership II, L.P. c/o Perkins Coie LLP 1201 Third Avenue, Floor 4800 Seattle, WA 98101-3099	46,624
TOTAL	8,951,868

SCHEDULE D
SERIES D HOLDERS

Name and Address	Number of Shares of Series D Preferred Stock Held
Ignition Venture Partners IV, L.P. 11400 SE 6th Street, Suite 100 Bellevue, WA 98004	3,028,340
Ignition Managing Directors Fund IV, LLC 11400 SE 6th Street, Suite 100 Bellevue, WA 98004	19,824
DAG Ventures V-QP, L.P. 251 Lytton Avenue, Suite 200 Palo Alto, CA 94301	1,878,111
DAG Ventures V, L.P. 251 Lytton Avenue, Suite 200 Palo Alto, CA 94301	4,577
Meritech Capital Partners III L.P. 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	481,486
Meritech Capital Affiliates III L.P. 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	8,774
Accel X L.P. 428 University Avenue Palo Alto, CA 94301	1,638,670
Accel X Strategic Partners L.P. 428 University Avenue Palo Alto, CA 94301	124,174
Accel Investors 2008 L.L.C. 428 University Avenue Palo Alto, CA 94301	171,370
Greylock XII Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	1,290,196

Name and Address	Number of Shares of Series D Preferred Stock Held
Greylock XII-A Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	143,352
Greylock XII Principals LLC 2550 Sand Hill Road Menlo Park, CA 94025	75,448
H. Barton Co-Invest Fund, LLC c/o KLH & Associates 135 Main Street, 9th Floor San Francisco, CA 94105	56,032
In-Q-Tel, Inc. 2107 Wilson Blvd., Suite 1100 Arlington, VA 22201	44,824
TOTAL	8,965,178

SCHEDULE E
SERIES E HOLDERS

Name and Address	Number of Shares of Series E Preferred Stock Held
Ignition Venture Partners IV, L.P. 11400 SE 6th Street, Suite 100 Bellevue, WA 98004	448,453
Ignition Managing Directors Fund IV, LLC 11400 SE 6th Street, Suite 100 Bellevue, WA 98004	2,935
Meritech Capital Partners III L.P. 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	661,489
Meritech Capital Affiliates III L.P. 245 Lytton Avenue, Suite 350 Palo Alto, CA 94301	12,056
Accel Growth Fund II L.P. 428 University Avenue Palo Alto, CA 94301	3,622,621
Accel Growth Fund II Strategic Partners L.P. 428 University Avenue Palo Alto, CA 94301	262,299
Accel Growth Fund Investors 2012 L.L.C. 428 University Avenue Palo Alto, CA 94301	352,557
Greylock XII Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	2,749,194
Greylock XII-A Limited Partnership 2550 Sand Hill Road Menlo Park, CA 94025	305,466
Greylock XII Principals LLC 2550 Sand Hill Road Menlo Park, CA 94025	160,772

Name and Address	Number of Shares of Series E Preferred Stock Held
H. Barton Co-Invest Fund, LLC c/o KLH & Associates 135 Main Street, 9th Floor San Francisco, CA 94105	134,709
In-Q-Tel, Inc. 2107 Wilson Blvd., Suite 1100 Arlington, VA 22201	43,542
TOTAL	8,756,093

SCHEDULE F
SERIES F PURCHASERS

Name and Address	Number of Shares of Series F Preferred Stock Purchased
T. ROWE Bridge & Co., as nominee for T. Rowe Price New Horizons Fund, Inc. c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price New Horizons Fund Fund #7001	1,001,546
Amidspeed & Co., as nominee for T. Rowe Price New Horizons Trust c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price New Horizons Trust Fund #70BJ	94,788
Icecold & Co., as nominee for T. Rowe Price U.S. Equities Trust c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price US Equities Trust - Small-Cap Growth Fund #70X4	1,831

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Overlap & Co., as nominee for T. Rowe Price Small-Cap Stock Fund, Inc. c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Small-Cap Stock Fund Fund #7031	637,954
Cascolane & Co., as nominee for T. Rowe Price Institutional Small-Cap Stock Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Institutional Small-Cap Stock Fund Fund #70H5	101,701
Ladybird & Co., as nominee for T. Rowe Price Personal Strategy Income Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Personal Strategy Income Fund - Small-Cap Stock Fund #70D6	1,416
Ladybug & Co., as nominee for T. Rowe Price Personal Strategy Balanced Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Personal Strategy Balanced Fund - Small-Cap Stock Fund #70D7	3,067

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Lakeside & Co., as nominee for T. Rowe Price Personal Strategy Growth Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Personal Strategy Growth Fund - Small-Cap Stock Fund #70D8	2,965
Peacemaker & Co., as nominee for T. Rowe Price Personal Strategy Balanced Portfolio c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Personal Strategy Balanced Portfolio - Small-Cap Stock Fund #70E0	292
Hare & Co., as nominee for U.S. Small-Cap Stock Trust c/o Bank of New York 1 Wall Street 3rd Floor, Window A New York, NY 10286 Fund - T. Rowe Price Small-Cap Stock Trust Fund #365135 Attn: Nathan Noble	18,711
Squidfish & Co., as nominee for VALIC Company I - Small Cap Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - VALIC Company I - Small Cap Fund Fund #F423	6,715

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Mac & Co., as nominee for TD Mutual Funds - TD U.S. Small-Cap Equity Fund c/o Mellon Securities Trust Co. One Wall Street 3rd Floor- Receive Window C New York, NY 10286 Reference: TD U.S. Small Cap Equity Fund Fund #TDKF1125002	7,481
Aweigh & Co., as nominee for T. Rowe Price U.S. Small-Cap Core Equity Trust c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price U.S. Small-Cap Core Equity Trust Fund #70CE	26,468
Barnaclewater & Co., as nominee for Advantus Capital Management, Inc. Minnesota Life Insurance Co. c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - MN Life Ins - SM EQ 1273 Fund #SRNS	6,195
Mildship & Co., as nominee for T. Rowe Price Global Technology Fund, Inc. c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Global Technology Fund Fund #70I2	68,617

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Mac & Co., as nominee for TD Mutual Funds - TD Science & Technology Fund c/o Mellon Securities Trust Co. One Wall Street 3rd Floor- Receive Window C New York, NY 10286 Reference: TD Science & Technology Fund Fund #TDKF1067002	10,914
Heirloom & Co., as nominee for T. Rowe Price Media & Telecommunications Fund, Inc. c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Media & Telecommunications Fund Fund #70A9	310,902
Mac & Co., as nominee for TD Mutual Funds - TD Entertainment & Communications Fund c/o Mellon Securities Trust Co. One Wall Street 3rd Floor- Receive Window C New York, NY 10286 Reference: TD Entertainment & Communications Fund Fund #TDKF1066002	25,428
Bridgesail & Co., as nominee for T. Rowe Price Science & Technology Fund, Inc. c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - T. Rowe Price Science & Technology Fund Fund #7030	325,123

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Handrail & Co., as nominee for Valic Company I - Science & Technology Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - VALIC Company I - Science & Technology Fund Fund #F417	28,230
Milkyway & Co., as nominee for John Hancock Variable Insurance Trust - Science & Technology Trust c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - John Hancock Variable Insurance Tust - Science & Technology Trust Fund #2C42	21,227
Comeback & Co., as nominee for John Hancock Funds II - Science & Technology Fund c/o DTCC Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 5th floor / NY Window / Robert Mendez FBO: State Street Bank & Trust Fund - John Hancock Funds II - Science & Technology Fund Fund #2X5B	45,681
FIDELITY Mag & Co fbo Fidelity Contrafund: Fidelity Contrafund c/o Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418	1,316,883

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Mag & Co fbo Fidelity Contrafund: Fidelity Advisor New Insights Fund c/o Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418	312,284
Mag & Co fbo Fidelity Contrafund: Fidelity Advisor Series Opportunistic Insights Fund c/o Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418	9,618
Mag & Co fbo Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund c/o Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418	70,040
Booth & Co fbo Fidelity Securities Fund: Fidelity OTC Portfolio c/o The Northern Trust Company Attn: Trade Securities Processing, C-1N 801 South Canal Street Chicago, IL 60607 Fidelity Securities Fund: Fidelity OTC Portfolio Reference Account # 26-68304 Email: NTINQUIRY@NTRS.COM Fax number: 312-557-5417	126,709

Name and Address	Number of Shares of Series F Preferred Stock Purchased
WAVELENGTH + CO fbo Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund c/o State Street Bank & Trust PO Box 5756 Boston, Massachusetts 02206 Attn: WAVELENGTH + CO Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund Email: SSBCORPACTIONS@StateStreet.com Fax number: 617-988-9110	113,172
Ball & Co fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund c/o Ball & Co C/o Citibank N.A/Custody IC&D Lock Box P.O Box 7247-7057 Philadelphia, P.A 19170-7057 Account #: 206681 Email: fidelity.tpacd@citi.com Fax number: 813-604-1415	529,285
Mag & Co fbo Fidelity Group Trust for Employee Benefit Plans: Fidelity Growth Company Commingled Pool c/o Brown Brothers Harriman & Co. 525 Washington Blvd Jersey City NJ 07310 Attn: Michael Lerman 15th Floor Corporate Actions Email: michael.lerman@bbh.com Fax number: 617 772-2418	24,635
Ball & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth Fund c/o Ball & Co C/o Citibank N.A/Custody IC&D Lock Box P.O Box 7247-7057 Philadelphia, P.A 19170-7057 Account #:849453 Email: fidelity.tpacd@citi.com Fax number: 813-604-1415	186,078

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Bost & Co fbo Variable Insurance Products Fund III: Growth Opportunities Portfolio c/o BNY Mellon Attn: Stacey Wolfe 525 William Penn Place Rm 0400 Pittsburgh, PA 15259 Email: FidelityCorporateEvents@bnymellon.com Fax number: 412-236-1012	6,366
Bost & Co fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund c/o BNY Mellon Attn: Stacey Wolfe 525 William Penn Place Rm 0400 Pittsburgh, PA 15259 Email: FidelityCorporateEvents@bnymellon.com Fax number: 412-236-1012	41,786
WARMWIND + CO. FBO Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund c/o State Street Bank & Trust PO Box 5756 Boston, Massachusetts 02206 Attn: WARMWIND + CO. FBO Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund Email: SSBCORPACTIONS@StateStreet.com Fax number: 617-988-9110	10,396
WELLINGTON Cudd & Co., as nominee for The Hartford Capital Appreciation II Fund c/o JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: The Hartford Capital Appreciation Fund, P76858/AAZ08	14,984

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Mac & Co., as nominee for ConocoPhillips Retirement Plan c/o Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: CP3F2001022	56,723
Cudd & Co., as nominee for Hartford Capital Appreciation HLS Fund JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: Hartford Capital Appreciation HLS Fund, P76804/AAY54	56,702
Skyward & Co., as nominee for Anchor Series Capital Appreciation Portfolio c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account JU28	129,662
Bay Pond Partners, L.P. c/o Morgan Stanley Custody/Transfer Thames Street Wharf 1300 Thames Street 6th Floor Baltimore, Maryland 21231 Attn: Deb Mullin Phone: 443-627-6121 FFC:038-02066	179,880

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Bay Pond Investors (Bermuda) L.P. Morgan Stanley Custody/Transfer Thames Street Wharf 1300 Thames Street 6th Floor Baltimore, Maryland 21231 Attn: Deb Mullin Phone: 443-627-6121 FFC:038-03056	131,006
Cudd & Co., as nominee for Hartford Small Company HLS Fund c/o JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: Hartford Small Company HLS Fund, Account P76772/AAY22	169,989
Cudd & Co., as nominee for The Hartford Capital Appreciation Fund c/o JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: Hartford Small Company HLS Fund, Account P76775/AAY25	25,867
Cudd & Co., as nominee for The Hartford Small Company Fund c/o JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: Hartford Small Company HLS Fund, Account P76776/AAY26	106,123

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Mac & Co., as nominee for Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust c/o Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: Acct NCUF1260002	101,498
Hazelbrook Partners, L.P. c/o Deutsche Bank Securities Inc. 60 Wall Street 9th Floor, Room 930 New York, NY 10005 Attn: Angela Lescailli or Jamyele Simon (212) 250-1079 or (212) 250-1080	51,773
Hazelbrook Investors (Bermuda) L.P. c/o Goldman, Sachs & Co. 222 South Main Street Salt Lake City, UT 84101 Acct: 002-07071-2 Attn: Daniel Vettori Ph: 801-884-4064	60,584
Cudd & Co., as nominee for The Hartford Growth Fund c/o JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: Hartford Small Company HLS Fund, Account P76840/AAY90	102,751

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Cudd & Co., as nominee for The Hartford Growth Opportunities Fund c/o JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 1st Floor, Window 5 Brooklyn, New York 11245-0001 Attention: Physical Receive Department (Use Willoughby Street Entrance) Attn: Aubrey Rueben (718-242-0269) FFC: Hartford Small Company HLS Fund, Account P76841/AAY91	284,891
Quissett Partners, L.P. c/o DTCC 570 Washington Boulevard 5th Floor Jersey City, NJ 07310 Attn: Robert Mendez Ph: (212) 855-2441 Ref: FAO Credit Suisse bk # 0355 CSPB A/C #: 7P1420	58,706
Quissett Investors (Bermuda) L.P. c/o DTCC 570 Washington Boulevard 5th Floor Jersey City, NJ 07310 Attn: Robert Mendez Ph: (212) 855-2441 Ref: FAO Credit Suisse bk # 0355 CSPB A/C #: 7P1450	62,508
Mac & Co., as nominee for Northeast Utilities Service Company Master Trust c/o Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: Acct NEUF1749402	10,636

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Windsail & Co., as nominee for USAA Science & Technology Fund c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account 6245	37,837
Beachcraft & Co., as nominee for John Hancock Variable Insurance Trust Small Cap Growth Trust DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account 6724	79,228
Aurora & Co., as nominee for MassMutual Select Small Cap Growth Equity Fund c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account ITG7	38,099
Aurora & Co., as nominee for MML Small Cap Growth Equity Fund c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account ITIG	12,068
Ell & Co., as nominee for Dow Retirement Group Trust Northern Trust Company Harborside Financial Center Plaza 10, Suite 1401 Third Second Street Jersey City, NJ 07311 Attn: Jose Mero Ph:(201) 793-2739 FFC: DCGT026/17-44140	30,880

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Aurora & Co., as nominee for Science & Technology Fund c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account F492	26,216
Ithan Creek Master Investors (Cayman) L.P. c/o Goldman, Sachs & Co. 222 South Main Street Salt Lake City, UT 84101 Acct: 002-33959-6 Attn: Daniel Vettori Ph: 801-884-4064	49,426
Mac & Co., as nominee for Optimum Small-Mid Cap Growth Fund c/o Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: Acct OPTF1050502	30,243
Snailcreek & Co., as nominee for John Hancock Funds II Small Cap Growth Fund c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account 2DCY	33,122
Snaildive & Co., as nominee for Alpha Opportunities Trust c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account 2CK1	15,771

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Snailmarker & Co., as nominee for Alpha Opportunities Fund c/o DTCC/Newport Office Center 570 Washington Blvd Jersey City, NJ 07310 Attn: 5th Floor/NY Window/Robert Mendez FBO: State Street Bank & Trust for account 2CK2	28,981
Desjardins Trust, as nominee for Desjardins American Equity Growth Fund Desjardins C/O M. Roger Levesque 1060 University, Suite 101 Montreal, Quebec H3B 5L7	67,225
Vanguard U.S. Growth Fund c/o BBH & Co Brown Brothers Harriman 140 Broadway St. New York, NY 10005-1101 Trade Processing Dept Attn: William Pinamonti Ph: 212-493-8569 A/C 6235576/9823 Vanguard US Growth	300,088
Hare & Co., as nominee for Growth Portfolio c/o Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: Acct 370040/9827	21,972
Quissett Partners, L.P. c/o DTCC 570 Washington Boulevard 5th Floor Jersey City, NJ 07310 Attn: Robert Mendez Ph: (212) 855-2441 Ref: FAO Credit Suisse bk # 0355 CSPB A/C #: 7P1420	12,019

Name and Address	Number of Shares of Series F Preferred Stock Purchased
Quissett Investors (Bermuda) L.P. c/o DTCC 570 Washington Boulevard 5th Floor Jersey City, NJ 07310 Attn: Robert Mendez Ph: (212) 855-2441 Ref: FAO Credit Suisse bk # 0355 CSPB A/C #: 7P1450	12,632
Hare & Co., as nominee for Global Multi-Strategy Fund c/o Bank of New York One Wall Street 3rd Floor, Window A New York, NY 10286 Attn: Angie Hussein Ph: 212-635-4935 FFC: Acct 397857	3,756
BROOKSIDE Brookside Capital Partners Fund, L.P. JHT 200 Clarendon St. 38th Floor Boston, MA 02116	686,813
GOOGLE VENTURES Google Ventures 2014, L.P. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attention: Karim Faris With a copy to: gv-notice@google.com	1,373,626
DBV INVESTMENTS DBV Investments, L.P. Attn: Marcello Liguori 645 Fifth Avenue, 21st Floor New York, NY 10022	1,030,219
TOTAL	10,989,008

SCHEDULE F‑1
SERIES F‑1 PURCHASER

Name and Address	Number of Shares of Series F-1 Preferred Stock Purchased
Intel Address: Intel Corporation c/o Intel Capital Corporation Attn: Intel Capital Portfolio Manager 2200 Mission College Blvd, M/S RN6-59 Santa Clara, CA 95054-1549 Fax Number: (408) 653-6796 With a copy, which shall not constitute notice, by e-mail to: portfolio.manager@intel.com	11,994,668

SCHEDULE G

KEY HOLDERS

Name
Amr Awadallah
Jeffrey Hammerbacher
The Techammer Living Trust
Michael Olson
Michael A. Olson 2013 Grantor Retained Annuity Trust ‑ I Dated April 30, 2013
Michael and Teresa Olson Revocable Trust dated May 24, 2001
Jennifer Marie Olson Irrevocable Trust of 2012 dated May 24, 2001
Matthew Alexander Olson Irrevocable Trust of 2012 dated July 3, 2012
Kirk Dunn
Douglass Cutting
Cottrell Cutting Living Trust U/A dated July 21, 1999, as amended
Douglass R. Cutting 2013 Grantor Retained Annuity Trust – I Dated September 9, 2013
TWB Investment Partnership II, L.P.
Brian Pokorny
James Pitkow
Ronald Conway and Gayle Conway as Trustees of the Conway Family Trust dated 9/25/96
Jim Frankola
Accel X L.P.
Accel X Strategic Partners L.P.
Accel Investors 2008, L.L.C.
H. Barton Co-Invest Fund, LLC
Greylock XII-A Limited Partnership
Greylock XII Principals LLC
Greylock XII Limited Partnership
Meritech Capital Partners III L.P.
Meritech Capital Affiliates III L.P.
Glynn Partners II, L.P.
Glynn Partners III, L.P.
Timothy Stevens
Amr & Shirin Trust
Amr A. Awadallah Grantor Retained Annuity Trust dated July 10, 2013
Shirin A. Hassan Grantor Retained Annuity Trust dated July 10, 2013
Sarah Amr Awadallah Trust
Ahmed Amr Awadallah Trust

Name
Lina Amr Awadallah Trust
Minnah Amr Awadallah Trust
Christophe R. Bisciglia, Trustee of the Christophe R. Bisciglia Revocable Trust
Christophe R. Bisciglia and Helen (Ni) Bisciglia, Trustees of the Bisciglia Children’s Irrevocable Trust
Christophe R. Bisciglia and Helen (Ni) Bisciglia, Trustees of the Bisciglia Family Trust
Tom Reilly
Charles Zedlewski
Alan Saldich
Peter Cooper‑Ellis

EXHIBIT A

Form of Nondisclosure and Proprietary Rights Assignment Agreement

EXHIBIT B

Company Competitor List